EXHIBIT 4.7

                             SUBORDINATION AGREEMENT

     This Subordination Agreement (this "AGREEMENT"), dated as of April 26, 2006, is entered into by TEFRON USA, INC., a Delaware corporation ("SUBORDINATED CREDITOR") in favor of SUNTRUST BANK ("SUNTRUST"), in its capacity as administrative agent ("ADMINISTRATIVE AGENT") for the Lenders from time to time party to the Senior Credit Agreement (as defined in the Senior Credit Agreement defined and described below; such Lenders being called herein, together with Administrative Agent, individually, a "SENIOR LENDER" and collectively, "SENIOR LENDERS") to determine the parties' respective rights, remedies and interests with respect to certain debts, liabilities or obligations owing to each by ALBAHEALTH, LLC, a Delaware limited liability company ("BORROWER"). This Agreement is made with respect to the following facts:

     A. Subordinated Creditor is a current (or former) shareholder, partner or member of, or an investor in, Borrower, or is otherwise affiliated with Borrower; and has obtained, or hereafter may obtain, certain claims against Borrower in the nature of money owed.

     B. Senior Lenders are proposing to extend a revolving credit facility to Borrower for the purposes of, among others, refinancing existing indebtedness and funding transaction costs and working capital needs; however, Senior Lenders are unwilling to provide or continue such credit facility to Borrower unless Subordinated Creditor subordinates its claims against Borrower in the manner set forth below. Subordinated Creditor hereby acknowledges and affirms that Senior Lenders' financial accommodations to Borrower constitute valuable consideration to Subordinated Creditor.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and to induce Senior Lenders to extend such financial accommodations to Borrower as they may determine, and to better secure Senior Lenders with respect to the foregoing, the parties hereby agree as follows:

     1. SUBORDINATION AND STANDBY.

     a. INDEBTEDNESS. Except as otherwise expressly set forth in Section 4, unless and until all "SENIOR INDEBTEDNESS" (as hereinafter defined) has been fully paid and satisfied in cash, and this Agreement has ceased to be effective, Subordinated Creditor shall not accept or receive, by setoff or in any other manner, from Borrower or any Subsidiary of the Borrower (an "AFFILIATE GUARANTOR") the whole or any part of any sums which may now or hereafter be owing to Subordinated Creditor by Borrower, or any of its predecessors, successors or assigns, including, without limitation, a receiver, trustee or debtor in possession (the term "BORROWER," as used hereinafter, shall include any such predecessors, successors or assigns) under or in connection with the "SUBORDINATED INDEBTEDNESS" (as hereinafter defined).

     b. LIENS AND SECURITY INTERESTS. As of the date of this Agreement, Subordinated Creditor has no security interests or liens over any property of Borrower or any subsidiary of Borrower, and Subordinated Creditor hereby agrees that, until the termination of this Agreement, it shall not create any security interests or liens over any property of Borrower or any subsidiary of Borrower. Without limitation of the foregoing, but in furtherance thereof, so long as this Agreement shall remain in effect:

     (1) Subordinated Creditor shall not commence, prosecute or participate in any other action, whether private, judicial, equitable, administrative or otherwise, including, without limitation, any bankruptcy case against Borrower or any of the Affiliate Guarantors or any of its (or their) assets, provided that, (i) as more fully set forth in Section 5 hereof, Subordinated Creditor may file a proof of claim in a bankruptcy or insolvency proceeding involving Borrower or any of the Affiliate Guarantors, which proof of claim shall indicate Subordinated Creditor's subordination hereunder and (ii) should any default occur in the payment of any amounts of accrued interest which, pursuant to
Section 4 below, Borrower is permitted to pay to Subordinated Creditor, and Subordinated Creditor is permitted to receive from Borrower, Subordinated Creditor may sue on the Subordinated Note in respect of such default and obtain judgment thereon, but Subordinated Creditor shall not execute upon or otherwise enforce such judgment except with the prior written consent of Administrative Agent and the other Senior Lenders or unless this Agreement has been terminated;

     (2) Subordinated Creditor shall have no right either to possess any such assets, enforce any security interests in, foreclose, levy or execute upon, or collect or attach any such assets, whether by private or judicial action or otherwise; and

     (3) Subordinated Creditor shall neither take, nor consent to or acquiesce in the taking of, any action hereafter to set aside, challenge or otherwise dispute the existence or priority of any Senior Indebtedness or the creation, attachment, perfection or continuation of any lien or security interest of any Senior Lender in any assets of Borrower or any Affiliate Guarantor.

     c. DEFINITIONS.

     (1) "SENIOR INDEBTEDNESS". The term "SENIOR INDEBTEDNESS" shall mean, collectively, all "Obligations," as that term is defined under that certain Declining Revolving Credit Agreement, dated as of April 26, 2006, among Borrower, the Lenders and Administrative Agent (as it may be amended, restated, refinanced, replaced, supplemented or modified from time to time, the "SENIOR CREDIT AGREEMENT"), whether for principal, premium, interest (including all interest accruing after the initiation of any bankruptcy case, whether or not allowed), fees, expenses, indemnities or otherwise; PROVIDED, HOWEVER, that for purposes of this Agreement, the maximum aggregate principal amount of Senior Indebtedness shall not exceed $13,500,000.

     (2) "SUBORDINATED INDEBTEDNESS". The term "SUBORDINATED INDEBTEDNESS" shall mean all indebtedness of Borrower to Subordinated Creditor, whether consisting of principal, interest or otherwise, evidenced by and arising under that certain Unsecured Subordinated Promissory Note, dated April 26, 2006, in the original principal amount of $3,000,000, issued by Borrower to the order of Subordinated Creditor (together with any extensions or renewals thereof, or amendments thereto, called herein the "SUBORDINATED NOTE").

     2. MODIFICATIONS OF INDEBTEDNESS.

     a. SENIOR INDEBTEDNESS. Subject to the right of the Subordinated Creditor to receive the payments permitted under clause (ii) of Section 4, Senior Lenders shall have the right, without notice to Subordinated Creditor, to amend, restate, supplement or otherwise modify the Senior Indebtedness, in accordance with the terms of the Senior Credit Agreement, including, without limitation, any extensions or shortening of time of payments (even if such shortening causes any Senior Indebtedness to be due on demand or otherwise), any revision of any amortization schedule with respect thereto, and any increase in the amount of the Senior Indebtedness (provided that no more than $13,500,000 outstanding principal amount of indebtedness incurred under the Senior Credit Facility will be deemed to be Senior Indebtedness for purposes of this Agreement), and Subordinated Creditor consents and agrees to any such amendment, restatement, supplement or other modification.

     b. SUBORDINATED INDEBTEDNESS. Subordinated Creditor understands and agrees that, other than the Subordinated Indebtedness referred to in clause (2) of
Section 1(c) above, no Subordinated Indebtedness may be created hereafter except as may be permitted under the Senior Credit Agreement, and no document, instrument or agreement evidencing all or any part of any Subordinated Indebtedness so created may be modified or amended except as permitted under the Senior Credit Agreement.

     3. SUBORDINATED INDEBTEDNESS OWED ONLY TO SUBORDINATED CREDITOR.

     a. Subordinated Creditor warrants and represents that it has not previously assigned any interest in the Subordinated Indebtedness, that no other party owns an interest in any of the Subordinated Indebtedness (whether as joint holders, participants or otherwise), and that the entire Subordinated Indebtedness is owing only to Subordinated Creditor.

     b. Subordinated Creditor covenants and agrees that the entire Subordinated Indebtedness shall continue to be owing only to it; PROVIDED that Subordinated Creditor may assign some or all of its interest in the Subordinated Indebtedness after the assignee has executed and delivered to Senior Lenders an agreement subordinating, in the manner set forth herein, all rights, remedies and interests with respect to the assigned Subordinated Indebtedness.

     4. PAYMENTS RECEIVED BY SUBORDINATED CREDITOR. Notwithstanding the terms of Section l.a. and 2.a., Borrower may pay, and Subordinated Creditor may receive if and so long as no Default or Event of Default (as those terms are defined in the Senior Credit Agreement) has occurred and is continuing or would result after giving effect to such payment, (i) regularly scheduled payments of interest on the Subordinated Note at the rate and the times set forth in the Subordinated Note as in effect on the date hereof and (ii) at any time after August 31, 2009, payments of principal and interest (including regularly scheduled payments of principal and interest, voluntary prepayments and mandatory prepayments, in whole or in part). If any other payment, distribution or any collateral proceeds thereof are received by Subordinated Creditor from Borrower or any Affiliate Guarantor with respect to the Subordinated Indebtedness prior to the full payment and satisfaction of all the Senior Indebtedness and termination of this Agreement, Subordinated Creditor shall receive and hold the same in trust as trustee for the benefit of Senior Lenders and shall forthwith deliver such assets to Administrative Agent, for the benefit of Senior Lenders, in precisely the form received (except for the endorsement or assignment by Subordinated Creditor where necessary), for application on any of the Senior Indebtedness, due or not due. In the event of the failure of Subordinated Creditor to make any such endorsement or assignment to Administrative Agent, Administrative Agent and Administrative Agent's officers or agents are hereby irrevocably authorized to make such endorsement or assignment.

Subject to the prior payment in full in cash of the Senior Indebtedness, the Subordinated Creditor shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to the Senior Indebtedness until the Subordinated Indebtedness shall be paid in full; and, for the purposes of such subrogation, no such payments or distributions to the holders of the Senior Indebtedness by or on behalf of the Company or by or on behalf of the Subordinated Creditor by virtue of this Section 4 or Section 5 which otherwise would have been made to the Subordinated Creditor shall, as between the Company and the Subordinated Creditor, be deemed to be a payment by the Company to or on account of the Senior Indebtedness, it being understood that the provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Subordinated Creditor, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

This section 4 shall not restrict the ability of the Subordinated Creditor to convert the Subordinated Indebtedness to Common Units in accordance with section 11 of the Subordinated Note, and the holders of the Senior Indebtedness shall not have any rights in or to such Common Units by virtue of this section 4.

     5. CLAIMS IN BANKRUPTCY. In the event of any bankruptcy, assignment for the benefit of creditors or similar proceedings against Borrower or any Affiliate Guarantor, Subordinated Creditor shall file all claims it may have against Borrower, and shall direct the debtor in possession or trustee in bankruptcy, as appropriate, to pay over to Administrative Agent, for the benefit of Senior Lenders, all amounts due to Subordinated Creditor on account of the Subordinated Indebtedness until the Senior Indebtedness has been paid in full in cash. If Subordinated Creditor fails to file such claims as requested by Administrative Agent, Administrative Agent may file such claims on Subordinated Creditor's own behalf.

     6. POSTPETITION FINANCING; LIENS. In the event of any bankruptcy case against Borrower or any Affiliate Guarantor or any of the assets of Borrower or any Affiliate Guarantor, Subordinated Creditor hereby expressly consents to the granting by Borrower or any Affiliate Guarantor to any or all Senior Lenders of senior liens and priorities in connection with any post-petition financing of Borrower or any Affiliate Guarantor by any or all Senior Lenders.

     7. SALE OF ASSETS. In the event of a sale of some or all of the assets of Borrower or any Affiliate Guarantor, whether initiated by any Senior Lender; i.e., as part of a liquidation of its liens and security interests, or initiated by Borrower with Senior Lenders' consent, Subordinated Creditor agrees to release any security interest, lien or claim in such assets, or any of them, upon the request of any Senior Lender, whether or not Subordinated Creditor will receive any proceeds from such sale. Should Subordinated Creditor fail to do so within five (5) business days after its receipt of any Senior Lender's request, Administrative Agent or such Senior Lender may, acting as Subordinated Creditor's attorney-in-fact, do so itself in Subordinated Creditor's name.

     8. LEGEND. Any instrument at any time evidencing any Subordinated Indebtedness, including the Subordinated Note (herein, a "SUBORDINATED INSTRUMENT") will be forthwith inscribed with a provision conspicuously indicating that payment thereon is subordinated to the claims of Senior Lenders under the Senior Credit Agreement, and copies thereof will forthwith be delivered to Senior Lenders. Any instrument evidencing any of the Subordinated Indebtedness or any portion thereof which is hereafter executed will, on the date thereof, be inscribed with the aforesaid legend, and copies thereof will be delivered to Senior Lenders on the date of its execution or within five (5) business days thereafter.

     9. ADDITIONAL REMEDIES. If Subordinated Creditor violates any of the terms of this Agreement, in addition to any remedies in law, equity or otherwise, Senior Lenders may restrain such violation in any court of law and may interpose this Agreement as a defense in any action by Subordinated Creditor.

     10. SUBORDINATED CREDITOR'S WAIVERS.

     a. All of the Senior Indebtedness shall be deemed to have been made or incurred in reliance upon this Agreement. Subordinated Creditor expressly waives all notice of the acceptance by Senior Lenders of the subordination and other provisions of this Agreement and agrees that no Senior Lender has made any warranties or representations with respect to the legality, validity, enforceability, collectibility or perfection of the Senior Indebtedness or any liens or security interests held in connection therewith.

     b. Subordinated Creditor agrees that each Senior Lender shall be entitled to manage and supervise its loans in accordance with applicable law and its usual practices, modified from time to time as it deems appropriate under the circumstances, without regard to the existence of any rights that Subordinated Creditor may now or hereafter have in or to any assets. No Senior Lender shall have any liability to Subordinated Creditor as a result of any and all lawful actions which such Senior Lender takes or omits to take (including, without limitation, actions with respect to the creation, perfection or continuation of its liens or security interest, actions with respect to the occurrence of any default or event of default, actions with respect to the foreclosure upon, sale, release or failure to realize upon, any of its collateral, and actions with respect to the collection of any claim for all or any part of the Senior Indebtedness from any account debtor or any other party), regardless of whether any such actions or omissions may affect such Senior Lender's rights to deficiency or Subordinated Creditor's rights of subrogation or reimbursement.

     c. Each Senior Lender may, from time to time, enter into agreements and settlements with Borrower as it may determine, including, without limitation, any substitution of collateral, any release of any lien or security interest and any release of Borrower. Subordinated Creditor waives any and all rights it may have to require any Senior Lender to marshall assets.

     11. WAIVERS. No waiver of any provision hereof shall be deemed to be made by Administrative Agent or Subordinated Creditor hereunder unless it is in writing signed by the waiving party. Each such waiver shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the waiving party or the obligations of the other party to the waiving party in any other respect at any other time.

     12. INFORMATION CONCERNING FINANCIAL CONDITION. Subordinated Creditor hereby assumes responsibility for keeping itself informed of the financial condition of Borrower and each Affiliate Guarantor and of all other circumstances bearing upon the risk of nonpayment of the Senior Indebtedness, and agrees that no Senior Lender shall have any duty to advise it of information known to any Senior Lender regarding such condition or any such circumstances. In the event any Senior Lender, in its sole discretion, undertakes, at any time or from time to time, to provide any such information to Subordinated Creditor, such Senior Lender shall be under no obligation (i) to provide any such information to Subordinated Creditor on any subsequent occasion, (ii) to undertake any investigation not a part of its regular business routine, or (iii) to disclose any information which, pursuant to its commercial finance practices, such Senior Lender wishes to maintain confidential.

     13. THIRD PARTY BENEFICIARIES.

     a. This Agreement is solely for the benefit of Senior Lenders, Subordinated Creditor and their respective successors and assigns, and neither Borrower nor any Affiliate Guarantor or any other persons or entities are intended to be third party beneficiaries hereunder or to have any right, benefit, priority or interest under, or because of the existence of, or to have any right to enforce, this Agreement. Senior Lenders and Subordinated Creditor shall have the right to modify or terminate this Agreement at any time without notice to or approval of Borrower or any Affiliate Guarantor or any other person or persons.

     b. Nothing in this Agreement is intended to or shall impair, as between Borrower, its creditors other than Senior Lenders, and Subordinated Creditor, the obligation of Borrower, which is absolute and unconditional, to pay to Subordinated Creditor the principal of and interest on any Subordinated Instrument and all of the Subordinated Indebtedness as and when the same shall become due and payable in accordance with their terms, or affect the relative rights of Subordinated Creditor and creditors of Borrower other than Senior Lenders.

     c. Notwithstanding any of the foregoing, if any third party satisfies the Senior Indebtedness owing to any Senior Lender, such Senior Lender may assign its rights and remedies hereunder to such third party, and such third party shall be deemed to be a Senior Lender for all purposes of this Agreement. If a determination is made in favor of any third party, including, without limitation, a trustee in bankruptcy, that such Senior Lender's liens or security interests are invalid, avoidable or unperfected, the subordination set forth in
Section 1 hereinabove shall be deemed null and void, but only to the extent of such invalidity, avoidability and imperfection.

     14. NOTICES. For the purposes of this Agreement, written notices shall be sent by U.S. first class mail, postage prepaid; or by U.S. certified mail, return receipt requested, postage prepaid; or by personal delivery; or by facsimile confirmed by the recipient; and addressed to the notified party at its address set forth below its signature line, or such other address specified by the party with like notice. Notices shall be deemed received on the earlier of
(i) the day of actual receipt or (ii) ten (10) business days after deposit in the U.S. mail, if sent by first class mail; upon the date set forth in the return receipt, if by certified mail; on the day of confirmation of delivery by the recipient, if by facsimile; or on the day of transmittal by personal delivery.

     15. EFFECTIVENESS. This Agreement shall continue in effect until all Senior Indebtedness has been fully paid and satisfied and all commitments of Senior Lenders in regard thereto have been terminated.

     16. CONSENT TO JURISDICTION; ADDITIONAL WAIVERS. SUBORDINATED CREDITOR AND SENIOR LENDERS EACH CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN ATLANTA, GEORGIA. SUBORDINATED CREDITOR WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SERVICE OF PROCESS BE MADE IN THE MANNER SET FORTH IN SECTION 14 OF THIS AGREEMENT. SUBORDINATED CREDITOR AND SENIOR LENDERS EACH WAIVES, TO THE FULLEST EXTENT EACH MAY EFFECTIVELY DO SO, ANY DEFENSE OR OBJECTION BASED UPON FORUM NON CONVENIENS AND ANY DEFENSE OR OBJECTION TO VENUE OF ANY ACTION INSTITUTED WITHIN ATLANTA, GEORGIA. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT.

     17. GOVERNING LAW. THIS AGREEMENT HAS BEEN DELIVERED AND ACCEPTED AT AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF GEORGIA, AND SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF GEORGIA.

     18. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties' respective successors and assigns, subject to the provisions hereof.

     19. INTEGRATED AGREEMENT. This Agreement sets forth the entire understanding of the parties with respect to the within matters and may not be modified or amended except upon a writing signed by all parties.

     20. AUTHORITY. Each of the signatories hereto certifies that such party has all necessary authority to execute this Agreement.

     21. HEADINGS. The paragraph headings used in this Agreement are for convenience only and shall not affect the interpretation of any of the provisions hereof.

     22. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each one of which where so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement. Any signatures delivered by a party by facsimile transmission or by e-mail transmission of an adobe file format document (also known as a PDF file) shall be deemed an original signature hereto.

                                                  "Subordinated Creditor"

                                                  TEFRON USA, INC.


                                                  By: /s/ Yosef Shiran
                                                  --------------------
                                                  Name: Yosef Shiran
                                                  Title: Chief Financial Officer

                                                  By: /s/ Asaf Alperovitz
                                                  -----------------------
                                                  Name: Asaf Alperovitz
                                                  Title: Senior Vice President

                                                  Address for Notices:

                                                  Tefron USA, Inc.
                                                  Attention: Yosef Shiran
                                                  Industrial Center
                                                  Teradyon, P.O. Box 1365,
                                                  Misgav 20179, Israel
                                                  Telecopier: (972) 4-990-0054

All of the foregoing is consented
and agreed to as of the date first
set forth above:

"Borrower"

ALBAHEALTH, LLC                           SUNTRUST BANK, AS ADMINISTRATIVE AGENT


By: /s/ A. William Ott                    By: /s/ J. Christopher Deisley
------------------------------            ------------------------------
Name: A. William Ott                      Name: J. Christopher Deisley
Title: President                          Title: Senior Vice President

Address for Notices                       Address for Notices

AlbaHealth, L.L.C.                        SunTrust Bank
425 North Gateway Avenue                  25 Park Place, 23rd Floor
Rockwood, TN 37854                        Atlanta, Georgia 30303
Attention: Chief Financial Officer        Attention: J. Christopher Deisley
Telecopier: 865-354-1541                  Telecopier: 404 532-0417